Exhibit 10.2

CAPITAL ONE FINANCIAL CORPORATION

EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

Effective March 1, 2026

1.Purpose. Capital One Financial Corporation (the “Company”) has adopted the Capital One Financial Corporation Executive Change of Control Severance Plan (the “Plan”) to provide severance pay and benefits to eligible officers and management employees who are Eligible Employees (as defined below) on or after March 1, 2026 (the “Effective Date”) and whose employment is terminated during the Change of Control Protection Period (as defined below). The Plan is intended to be maintained primarily for the purpose of providing benefits to a select group of management and highly compensated employees.

2.Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:

a.“Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination, which shall be paid within 15 business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Employee is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) any vested benefits under the Company’s 401(k) plan and any other benefits to which an Eligible Employee may be entitled to as required by applicable law.

b.“Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

c.“Applicable COBRA Multiple” means, with respect to each Tier, the applicable multiple set forth on Exhibit A hereto.

d.“Applicable Severance Multiple” means, with respect to each Tier, the applicable multiple set forth on Exhibit A hereto.

e.“Base Salary” means the amount an Eligible Employee is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Employee could have received in cash had such Eligible Employee not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company as consideration for an Eligible

Employee’s services. Notwithstanding the foregoing, in the event of a reduction in an Eligible Employee’s Base Salary resulting in such Eligible Employee's resignation for Good Reason, for purposes of determining such Eligible Employee’s Severance Amount, such Eligible Employee’s Base Salary shall be deemed to be that in effect immediately prior to such reduction. Notwithstanding the foregoing, "Base Salary", for purposes of this plan, for the CEO shall be defined as the most recent notional salary approved by the Committee before the CEO’s termination of employment.

f.“Board” means the Board of Directors of the Company.

g.“Cause” means (1) the willful and continued failure of the Eligible Employee to perform substantially the Eligible Employee’s duties with the Company or any Affiliate (other than any such failure resulting from incapacity due to physical or mental illness or following the Eligible Employee’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Eligible Employee by the Board or the CEO of the Company that specifically identifies the manner in which the Board or the CEO of the Company believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties, or (2) the willful engaging by the Eligible Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company and/or its Affiliates.

For purposes of this Plan, no act, or failure to act, on the part of the Eligible Employee shall be considered “willful” unless it is done, or omitted to be done, by the Eligible Employee in bad faith or without reasonable belief that the Eligible Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliate and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the CEO of the Company (unless the Eligible Employee is the CEO at the time of any such instruction) or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Eligible Employee in good faith and in the best interests of the Company. The cessation of Eligible Employee’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Eligible Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Eligible Employee, if the Eligible Employee is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Eligible Employee and the Eligible Employee is given an opportunity, together with the Eligible Employee’s counsel, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Eligible Employee is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.

h.“CEO” means the Company’s Chief Executive Officer.

i.“Change of Control” has the meaning set forth in the Stock Incentive Plan.

j.“Change of Control Protection Period” means the period commencing on the date on which a Change of Control is consummated and ending on the 24-month anniversary of the date on which such Change of Control is consummated.

k.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

l.“Code” means the U.S. Internal Revenue Code of 1986, as amended.

m.“Committee” means the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

n.“Company Group” means the Company and each of its direct and indirect past, present and future subsidiaries.

o.“Date of Termination” means the effective date of the termination of an Eligible Employee’s employment with the Company and its subsidiaries, as applicable, such that the Eligible Employee is no longer employed by any member of the Company Group.

p.“Disability” has the meaning set forth in the Stock Incentive Plan.

q.“Eligible Employee” means any employee of any member of the Company Group who (i) is designated by the Committee as an “Eligible Employee” who is eligible to participate in the Plan; (ii) has executed and returned a Participation Agreement to the Company; and (iii) and is not a party to an employment or severance agreement with any member of the Company Group pursuant to which such employee is eligible for Change of Control severance payments or benefits or has waived such employee’s rights to such severance payments or benefits thereunder pursuant to such employee’s Participation Agreement. The Committee shall have the sole discretion to determine whether an employee is an Eligible Employee. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

r.“ERISA” means the Employee Retirement Income Security Act of 1974.

s.“Good Reason” means, (1) the assignment to the Eligible Employee of any duties inconsistent in any respect with Eligible Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Eligible Employee; (2) any failure by the Company to pay Eligible Employee’s compensation owed other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Eligible Employee; (3) the Company’s requiring the Eligible Employee (I) to be based at any office or location more than 35 miles from the office or location at which the Eligible Employee was required to work as of the date of this Agreement or (II) to travel on Company business to a substantially greater extent than required during the 120-day period immediately prior to the date the Change of Control occurs; or (4) any other action or inaction that constitutes a material breach by the Company of this Plan, the Participation Agreement or any employment agreement. For purposes of this Plan, any good faith determination of Good Reason made by the Eligible Employee shall be conclusive. The Eligible Employee’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (4) shall not affect the Eligible Employee’s ability to terminate employment for Good Reason. In addition, an Eligible Employee must provide the Company with a Notice of Termination in order for the Eligible Employee’s termination to qualify for Good Reason.

t.“Monthly COBRA Amount” means the monthly amount of the Company’s contribution to the premiums for such Eligible Employee’s group health plan coverage (including coverage for such Eligible Employee’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Eligible Employee’s Date of Termination.

u.“Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Plan relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated, and (3) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Eligible Employee to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Eligible Employee hereunder or preclude the Eligible Employee from asserting such fact or circumstance in enforcing Eligible Employee’s rights hereunder.

v.“Participation Agreement” means the participation agreement delivered to each Eligible Employee by the Committee prior to his or her participation in the Plan evidencing the Eligible Employee’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.

w.“Qualifying Termination” means the termination of an Eligible Employee’s employment during the Change of Control Protection Period (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Employee’s resignation for Good Reason, in each case, such that the Eligible Employee is no longer employed by any member of the Company Group.

x.“Release Requirement” means the requirement that an Eligible Employee execute and deliver to the Company a general release of claims, in a form acceptable to the Company (the “Release”), on or prior to the date that is 21 days following the date upon which the Company delivers the Release to an Eligible Employee (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the Eligible Employee revokes the Release within any time provided by the Company for such revocation.

y.“Restrictive Covenants” means the confidentiality, non-solicitation, non-competition and other restrictive covenants set forth in the Release and any other agreements between the Eligible Employee and the Company.

z.“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder.

aa.“Severance Amount” means, collectively, the applicable cash payments set forth in Section 5(a).

ab.“Stock Incentive Plan” means the Capital One Financial Corporation 2004 Stock Incentive Plan, as amended or restated from time to time, or any successor Stock Incentive Plan established by the Company.

ac.“Target Annual Bonus” means an Eligible Employee’s target annual bonus for the calendar year that includes such Eligible Employee’s Date of Termination pursuant to the Capital One Financial Corporation Senior Executive Corporate Incentive Plan Standard, or any such successor plan or standard, as applicable. Notwithstanding the foregoing, “Target Annual Bonus” for the CEO, for purposes of this Plan, shall be defined as the most recent deferred cash bonus as approved by the Committee before the CEO’s termination of employment.

ad. “Tier” means an “Executive Tier” used for purposes of determining the level of severance benefits an Eligible Employee is eligible to receive. Each Eligible Employee shall be designated by the Committee as a “Tier 1 Executive,” a “Tier 2 Executive,” or a “Tier 3 Executive” pursuant to such Eligible Employee's Participation Agreement.

3. Administration of the Plan.

a.Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:
i.to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
ii.to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

iii. to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, and to designate each Eligible Employee’s applicable Tier;
iv. to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Employee’s employment and the cause of such termination);
v.to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;
vi.to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;
vii.to sue or cause suit to be brought in the name of the Plan; and
viii.to obtain from the Company, its Affiliates and from Eligible Employees such information as is necessary for the proper administration of the Plan.

b. Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

c.Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4. Eligibility. Only individuals who are Eligible Employees may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company Group are Eligible Employees. Once an employee has been designated as an Eligible Employee, such individual shall automatically continue to be an Eligible Employee until the Eligible Employee ceases to be an employee or is removed as an Eligible Employee by the Committee. The Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance benefits sponsored, maintained or entered into by any and all members of the Company Group with respect to the Eligible Employees.

5. Plan Benefits.

a. Qualifying Termination During a Change of Control Protection Period. In the event an Eligible Employee’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs during a Change of Control Protection Period, such Eligible Employee shall be entitled to receive the Accrued Amounts, and so long as such

Eligible Employee satisfies the Release Requirement and abides by the Restrictive Covenants and terms of Section 7 below, such Eligible Employee shall also be entitled to receive an amount equal to the sum of the amounts set forth in clauses (i)-(iv), calculated based upon the Eligible Employee’s applicable Tier, payable in lump sum within 60 days after such Eligible Employee’s Date of Termination:

i.An amount equal to (A) the Applicable Severance Multiple, multiplied by (B) the sum of such Eligible Employee’s (1) Base Salary and (2) Target Annual Bonus;

ii.Any earned but unpaid annual bonus with respect to the calendar year ending on or preceding such Eligible Employee’s Date of Termination;
iii.A pro-rated portion of such Eligible Employee’s Target Annual Bonus, multiplied by a fraction, (A) the numerator of which equals the number of calendar days that such Eligible Employee was employed by any member of the Company Group during the calendar year in which the Date of Termination occurs and (B) the denominator of which equals 365 or 366, as applicable; and

iv.An amount equal to (A) the Applicable COBRA Multiple, multiplied by (B) the Monthly COBRA Amount.
b.Equity Incentive Awards. For clarity, in the event that an Eligible Employee’s employment with any member of the Company Group terminates for any reason, all outstanding equity incentive awards then held by such Eligible Employee, and granted pursuant to an award agreement subject to the Stock Incentive Plan or otherwise, will be treated in accordance with the terms and conditions of such award agreement and, as applicable, the Stock Incentive Plan.
c.Non-Qualifying Terminations of Employment. In the event that an Eligible Employee’s employment with any member of the Company Group terminates other than pursuant to a Qualifying Termination, including any termination as a result of death or Disability, then all compensation and benefits to such Eligible Employee shall terminate contemporaneously with such termination of employment, except that such Eligible Employee (or such Eligible Employee’s estate and/or beneficiaries, as the case may be, if applicable) shall be entitled to the Accrued Amounts.

d. After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Employee is eligible to receive the Severance Amount pursuant to Section 5(a) but, after such determination, the Company subsequently acquires evidence or determines that: (i) such Eligible Employee has failed to abide by the Restrictive Covenants and the terms of Section 7 below; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Employee’s employment for Cause, then the Company shall have the right to cease the payment of the Severance Amount, and such Eligible Employee shall promptly return to the Company any payment of the Severance Amount received by such Eligible

Employee prior to the date that the Company determines that the conditions of this Section 5(d) have been satisfied.

e. No Duplication. Except as otherwise expressly provided pursuant to the Plan, the Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event an Eligible Employee is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of the Eligible Employee’s Date of Termination, that may duplicate the payments and benefits provided for in Section 5(a), as applicable, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.

6. Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits that such Eligible Employee has the right to receive from the Company or any of its Affiliates, and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Eligible Employee on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Employee from the Company and its Affiliates will be one dollar less than three times such Eligible Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such payments and benefits received by such Eligible Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever of clauses (a) or (b) results in the better net after-tax position to such Eligible Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through such payment or benefit that would be made first in time) and then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its Affiliates used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Employee’s base amount, then such Eligible Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, any Eligible Employees’ excise tax liabilities under Section 4999 of the Code.

7. Cooperation. Each Eligible Employee agrees that during the period the Eligible Employee is employed by the Company Group and thereafter (regardless of whether the Eligible Employee resigns or the Eligible Employee’s employment is terminated by the Company Group, or the reason for such resignation or termination), the Eligible Employee shall provide reasonable and timely cooperation in connection with: (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory or governmental entity, or by or on behalf of the Company Group or otherwise), that relates to events occurring during the Eligible Employee’s employment by the Company Group or about which the Company Group otherwise believes the Eligible Employee may have relevant information; (b) the transitioning of the Eligible Employee’s role and responsibilities to other personnel; and (c) the provision of information in response to the Company Group’s requests and inquiries in connection with the Eligible Employee’s separation of employment. Each Eligible Employee’s cooperation shall include being available to (i) meet with and provide information to the Company Group and its counsel or other agents in connection with fact finding, investigatory, discovery, or pre-litigation or other proceeding issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed.

8. Prior Obligations. Each Eligible Employee hereby represents and warrants that the Eligible Employee is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit the Eligible Employee from complying with the Plan or fully performing each of the Eligible Employee’s duties and responsibilities for the Company Group, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to the Eligible Employee by any member of the Company Group. Each Eligible Employee expressly acknowledges and agrees that the Eligible Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and the Eligible Employee agrees and promises that the Eligible Employee shall not do so. Each Eligible Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

9. Consent to Notification. If an Eligible Employee ceases to be employed by any member of the Company Group, the Eligible Employee hereby grants the Company Group consent to notify any new employer, any third party engaging the Eligible Employee’s services, or any entity to which the Eligible Employee becomes a partner, member, employee or otherwise engaged, regarding the Eligible Employee's rights and obligations under the Plan.

10. Claims Procedure and Review.

a. Filing a Claim. Any Eligible Employee that the Committee determines is entitled to severance payments or benefits under the Plan is not required to file a claim for such payments or benefits. Any Eligible Employee (i) who is not paid severance payments or benefits hereunder and who believes that such Eligible Employee is entitled to severance payments or benefits hereunder or (ii) who has been paid severance payments or benefits hereunder and believes that such Eligible Employee is entitled to greater benefits hereunder may file a claim for severance payments or benefits under the Plan in writing with the Committee.

b.Initial Determination of a Claim. If a claim for severance payments or benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

c.Appeal of a Denied Claim. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant's right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.
d.Compliance with ERISA. The benefits claim procedure provided in this Section 10 is intended to comply with the provisions of 29 C.F.R. § 2560.503-1. All provisions of this Section 10 shall be interpreted, construed, and limited in accordance with such intent.

11. General Provisions.

a.Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and an Eligible Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made or benefits provided under the Plan.
b. No Mitigation. No Eligible Employee shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.

c.Offset. The Company may set off against, and each Eligible Employee authorizes the Company to deduct from, any payments due to the Eligible Employee, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company Group by the Eligible Employee, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.

d.Amendment and Termination. Prior to a Change of Control, the Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Employee); provided that no such amendment or termination shall be effective with respect to an Eligible Employee whose termination of employment occurred prior to the amendment or termination of the Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Eligible Employee, such amendment will become effective with respect to such Eligible Employee six months following approval thereof by the Board or Committee. Notwithstanding the foregoing, during a Change of Control Protection Period, no amendment or termination of the Plan shall impair any rights of, or obligations to, any Eligible Employee under the Plan (including the removal of an individual as an Eligible Employee) unless such Eligible Employee expressly consents to such amendment or termination.

e. Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interests (whether as a result of the occurrence of a Change of Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Employee under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

f. Transfer and Assignment. Neither an Eligible Employee nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

g. Unfunded Obligation. All benefits due to an Eligible Employee under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Employees shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

h.Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

i.COBRA. Subject to the rules and regulations of COBRA, in connection with an Eligible Employee’s Date of Termination, the Company will provide an Eligible Employee the option to elect to continue group health plan coverage through COBRA. The election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain such Eligible Employee’s sole responsibility, and neither the Company nor any of its Affiliates will assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

j. Section 409A. The Plan is intended to comply with Section 409A or one or more exemptions thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be exempt from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be treated as exempt from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment under the Plan. If a payment under the Plan that is subject to the Release Requirement could be made in more than one taxable year, payment shall be made in the later taxable year. Any installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Employee’s death or (ii) the date that is six months after such Eligible Employee’s Date of Termination (such date, the “Section 4094 Payment Date”), then such payment or benefit shall not be provided to such Eligible Employee (or such Eligible Employee’s estate and/or beneficiaries, as the case may be, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Employee on account of non-compliance with Section 409A.

k. Governing Law. All questions arising with respect to the provisions of the Plan and payments or benefits due hereunder will be determined by application of the laws of the State of Virginia, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan).

l.Status. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

m.Third-Party Beneficiaries. Each member of the Company Group not party hereto shall be a third-party beneficiary of the Restrictive Covenants and the Eligible Employee’s covenants and obligations under Section 7 and shall be entitled to enforce such obligations as if a party hereto.

n. No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates, on the one hand, and any of the Eligible Employees, on the other hand. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.

o.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

p. Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within 30 days’ notice of the amount of the overpayment. If such person fails to repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.

q. Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Employee. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.

r.Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address: Compensation Committee of the Board of Directors, c/o Capital One Financial Corporation HR Services/ Transactions / Severance Team, 15000 Capital One Dr. Richmond, Virginia 23238.

EXHIBIT A

Applicable Severance Multiples and Applicable COBRA Multiples for a Qualifying Termination During a Change of Control Protection Period

Tier	Applicable Severance Multiple	Applicable COBRA Multiple
Tier 1	2.5	24 months
Tier 2	2	24 months

[COF LETTERHEAD]

[Date]

CAPITAL ONE FINANCIAL CORPORATION EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN PARTICIPATION AGREEMENT

Dear [_]:

We are pleased to inform you that you have been designated as eligible to participate in the Capital One Financial Corporation Executive Change of Control Severance Plan (as it may be amended from time to time, the "Plan"), as a Tier [1][2][3] Executive. Your participation in the Plan is subject to the terms and conditions of the Plan and your execution and delivery of this agreement, which constitutes a Participation Agreement (as defined in the Plan). A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes. Capitalized terms used but not defined in this Participation Agreement shall have the meanings set forth in the Plan.

[Notwithstanding anything in the Plan to the contrary, the following provisions will apply to you:

1. Include provisions in the Plan that are to be modified for the particular participant, if any.][1]

[In signing below, you expressly agree to continue to be bound by, and promise to abide by, the restrictive covenant obligations set forth in the [Non-Competition Agreement or other restrictive covenant agreement] you previously entered into with the Company. You also acknowledge and agree that any references in the [Non-Competition Agreement or other restrictive covenant agreement] to “Change of Control Employment Agreement” shall mean the Plan and this Participation Agreement.][2]

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance policies, plans, agreements and arrangements of the Company or any other member of the Company Group, [including but not limited to the Change of Control Employment Agreement previously entered into between you and the Company][3] (and supersede all prior oral or written communications by the Company or any of other member of the Company Group with respect to severance payments or benefits), and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force or effect, solely with respect to your severance entitlements set forth therein. [You also acknowledge and agree that participation under the Plan is sufficient consideration for termination of the Change of Control Employment Agreement.] [4]
___________________
[1] Note to Form: Only to be included to the extent a modification is necessary for a Participant. Customization must be approved by Compensation Committee.

[2] Note to Form: Only to be included to the extent the executive has an existing Non-Competition Agreement or other restrictive covenant agreement
[3] Note to Form: language not required for new hires.
[4] Note to Form: language not required for new hires.

Notwithstanding the foregoing or anything to the contrary, the provisions of the Plan are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between you and any member of the Company Group that create restrictions on you with respect to confidentiality, non-disclosure, assignment of inventions, non-competition, non-solicitation or non-disparagement.

You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

Please execute this Participation Agreement in the space provided below and send a fully executed copy via Docusign no later than 21 days following delivery date.

Sincerely,

Capital One Financial Corporation

_________________________
Kaitlin Haggerty
Chief Human Resources Officer

AGREED AND ACCEPTED:

_________________________
[Executive’s Signature]

_________________________
[Executive’s Name]

_________________________
Date